Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is entered into as of April 9, 2015, by and between CryoLife, Inc., a Florida corporation (the “Company”), and Steven G. Anderson, an individual resident of the State of Florida (the “Executive”). The Company and Executive may be referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS, Executive serves as Executive Chairman (“Executive Chair”) of the Board of Directors of the Company (the “Board”) and previously served as President and Chief Executive Officer of the Company, pursuant to the terms and conditions of the Employment Agreement, dated as of October 23, 2012, as amended by a First Amendment to Employment Agreement dated as of May 28, 2014, and a Second Amendment to Employment Agreement dated as of September 3, 2014 (such Employment Agreement, as amended, the “Employment Agreement”), by and between Executive and the Company;

WHEREAS, Executive has, subject to the terms of this Agreement, determined to retire from employment with and service to the Company and, as a result, has tendered his resignation as Executive Chair and as a member of the Board, and the Company has accepted Executive’s resignation, effective as of April 9, 2015 (the “Termination Date”);

WHEREAS,  the Parties agree that  Executive’s resignation should be treated as a termination of Executive’s employment due to retirement under the Employment Agreement; and

WHEREAS, the Parties desire to amicably resolve any dispute or potential dispute arising out of Executive’s employment and termination thereof, with the understanding that such resolution shall not constitute evidence of or be an admission of wrongful conduct, liability or fault on the part of Executive or the Company.

NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements of the Company and Executive set forth below, and the consideration set forth herein (including, but not limited to, the accelerated vesting of certain equity awards held by Executive as provided in Section 3(d) herein and payments made to Executive in addition to the Severance Payment as provided in Sections 3(a) and 3(b)),  which the Parties agree is good and sufficient to support the covenants, obligations and promises contained in this Agreement, the Company and Executive, intending to be legally bound, agree as follows:

1.

Resignation of Employment and Other Positions.    Effective as of the Termination Date, Executive shall resign from his position as Executive Chair and all other titles, positions and appointments Executive may hold with the Company or any of its direct or indirect subsidiaries or affiliates, including, without limitation, his position as a member of the Board.  Executive and the Company agree that the Termination Date shall be as stated in the recitals herein, without regard to the notice period requirements contained in Section 5(f) of the Employment Agreement. Executive further agrees to decline election and not to serve as a director of the Company should he be elected to the Board in 2015.

2.

Transition Assistance.  For a period of six (6) months following the Termination Date, Executive shall,  at the Board’s request, provide reasonable assistance of an advisory or consulting nature at the rate of $1,000 per diem on terms that are mutually agreeable at the time.  The Parties agree that Executive shall spend no more than ten (10) hours per month providing such assistance,  shall not be required to travel in connection therewith and shall be reimbursed for any reasonable expenses incurred at the Company’s request with respect thereto.

3.

Severance Benefits.  In accordance with Section 3(c) and Section 6 of the Employment Agreement, and as otherwise agreed to herein between the Company and Executive, the Company shall provide to Executive the following severance benefits:

(a)

Executive will promptly receive following the Termination Date all accrued, but unpaid salary, vacation and paid time off and reimbursement of all outstanding properly incurred business-related expenses as provided for in the Employment Agreement. In addition, the Company will pay to Executive, on the normal payment date for such bonus, 25% of the annual bonus to which Executive would have been entitled under Section 3(a)(ii) of the Employment Agreement and under the CryoLife, Inc. Fiscal Year 2015 Executive Incentive Plan Bonus Agreement by and between the Company and Executive (the “Bonus Agreement”) had Executive continued to serve as Executive Chair through December 31, 2015 and met or exceeded his personal performance expectations; provided that the Company agrees not to terminate, or to amend or otherwise modify, the Bonus Agreement in a manner that reduces the benefit provided in this subsection (a) without the prior written consent of Executive.  Without limiting the foregoing, pursuant to Section 3(c) of the Employment Agreement, Executive shall receive payment for unused vacation days at a rate per day equal to Executive’s base salary then in effect divided by 260 for all current and previously accumulated vacation days not taken in 2015 on or prior to the Termination Date, said payment to be made in accordance with the regular payroll practices of the Company and subject to Section 3(g) of this Agreement.

(b)

Pursuant to Section 6 of the Employment Agreement, the Company will pay Executive the “Severance Payment,” as defined in Section 6(c) of the Employment Agreement, in the amount of $1,985,000, said amount to be paid in accordance with Section 6(c) of the Employment Agreement and subject to Section 7(d) of this Agreement.  In addition, the Company agrees to pay Executive $400,000 in cash in a lump sum at the same time that it makes the Severance Payment to Executive.   This payment, the payment provided for in Section 3(a), the benefits provided by Section 3(d) and the other benefits provided to Executive hereunder that he would not otherwise be entitled to under the terms of the Employment Agreement are consideration for Executive having agreed to be bound by the covenants in Sections 4 and 7(a) hereof and elsewhere herein.

(c)

In lieu of reimbursing the “Major Medical Benefits” described in Section 6(a) and Section 6(d) of the Employment Agreement and the schedules attached thereto, and subject to the conditions of this Section 3(c), the Company will instead reimburse Executive and his spouse, Ann B. Anderson, for the duration of their lives (regardless of whether Executive or his spouse predeceases the other), for the premiums paid by each of them for a Medicare supplemental policy that, together with Medicare Parts A, B and D, will provide coverage that is substantially identical to the coverage previously provided to Executive and his spouse under the Company’s health care plan for active employees and their dependents.  In order to receive the premium reimbursement benefit described in this Section 3(c), Executive and his spouse must each enroll (if they have not previously enrolled) and remain enrolled in Medicare Parts A, B and D and must obtain and keep in force a Medicare supplemental policy.   Notwithstanding the foregoing, in no event will the aggregate annual amount of the premium reimbursement to Executive and/or his spouse pursuant to this Section 3(c) for any calendar year exceed the “Maximum Annual Premium Amount” determined in accordance with Section 6(d) of the Employment Agreement.  If, due to changes in applicable law, the Company's reimbursement payments pursuant to this Section 3(c) would result in the imposition of penalties under or otherwise violate the Patient Protection and Affordable Care Act of 2010 and the related regulations and guidance promulgated thereunder (the “PPACA”) or any other applicable law, the Parties agree to reform this Section 3(c) such that it complies with the PPACA and other applicable law and continues to confer, to the extent practicable, commensurate economic benefits on Executive and his spouse as each enjoyed under this Section 3(c) immediately prior to such amendment.  The Parties acknowledge and agree that all payments made by the Company pursuant to this Section 3(c) shall be excludible from the taxable income of Executive and his spouse and shall not be reported to any taxing or other governmental authority in any manner inconsistent therewith; provided, however, should applicable tax law, regulation or interpretation change to require inclusion or reporting, the Company shall be released from its obligation under this sentence as necessary to comply with any such change.

(d)

In addition to the foregoing, the Company agrees to provide Executive with the following additional benefits: (i) accelerated vesting of any stock options, restricted stock awards  and performance share awards (each, an “Equity Award,” and collectively, the “Equity Awards”) granted under the Company’s 2002 Stock Incentive Plan, 2004 Employee Stock Incentive Plan or 2009 Stock Incentive Plan, in each case as amended and restated  (each such plan individually, a  “Stock Plan,” and collectively, the “Stock Plans”), which Equity Awards are outstanding as of the Termination Date,  subject to the following: (A) such acceleration shall be effective as of the Termination Date (but said acceleration shall be subject to forfeiture if the Release is not provided as stated in Section 3(g)    herein), (B) any Equity Awards that are based on attainment of performance criteria shall be deemed vested at the same rate as other senior executives of the Company; and (C) each agreement related to an Equity Award (each, an “Equity Award Agreement,” and collectively, the “Equity Award Agreements”) shall be deemed amended to comply with the provisions of this Section 3(d)(i); and (ii) payment of any annual cash or equity incentive compensation earned and payable under the terms of the Company’s 2007 Executive Bonus Plan (the “Bonus Plan”) for the

year ended December 31, 2014, said amount to be paid in accordance with the terms of the Bonus Plan. Executive and the Company acknowledge and agree that, except as set forth in this Section 3(d), (i) any Equity Awards granted to Executive thereunder shall be governed by the terms of the Stock Plans and applicable Equity Award Agreements,  (ii) the Company has no obligation to notify Executive of the pending expiration of the option term of any stock option or the expiration of any other Equity Award, (iii) any annual cash incentive award shall be governed by the terms of the Bonus Plan, and (iv) all payments and benefits shall be subject to Section 7(d) of this Agreement.

(e)

The Company shall reimburse Executive for reasonable attorney’s fees and expenses, not to exceed $20,000, incurred by him in connection with the negotiation,  review and revision of this Agreement.    Notwithstanding anything to the contrary contained herein, with respect to any reimbursement of expenses, or any provision of in-kind benefits, that are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and related regulations or other guidance, the following conditions shall apply: (A) the expenses eligible for reimbursement or the amount of in-kind benefits provided in any one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (B) the reimbursement of an eligible expense shall be made no later than the last day of Executive’s taxable year following the taxable year in which such expense was incurred; and (C) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(f)

Pursuant to Section 8 of the Employment Agreement, payment of any amounts which are vested benefits or to which Executive is otherwise entitled to receive under any plan, practice or program of or any contract or agreement with the Company or any of its affiliated companies shall be made in accordance with the terms of such plan, policy, practice or program or contract.  For clarification, upon the Termination Date, Executive shall not be entitled to continue to participate in, or receive any benefits under, any such plan, practice, program, contract or agreement unless otherwise specifically permitted under the terms of such plan, practice, program, contract or agreement.

(g)

Notwithstanding the foregoing provisions of this Section 3, the Company shall not be obligated to provide Executive with any of the severance pay or benefits described in paragraphs (a), (b), (c), (d) or (e) of this Section 3 unless (i) within thirty (30) days following the Termination Date, (x) Executive signs and delivers the Release of Claims in favor of the Company as set forth in Exhibit A attached hereto (the “Release”), (y) Executive has not revoked the Release, and (z) the rescission periods provided by law have expired; and (ii) Executive is in substantial compliance with the material terms of this Agreement and those terms of the Employment Agreement that survive employment termination as of the dates of the payments. Notwithstanding the foregoing, Executive shall not be in breach of subsection (ii) of this Section 3(g) unless and until the Company has given Executive notice of such breach specifying in reasonable detail the events and circumstances constituting such breach and the actions required in order to cure same and Executive has not cured same within thirty (30) days after receipt of such notice;  provided,  however, that if such breach is not curable within such period but reasonable efforts are underway to cure same as reasonably soon as possible, then Executive shall have a reasonable additional period to cure such breach;  but, provided, further, that right to notice and cure provided above shall not apply to a breach by Executive of any obligation of Executive under Section 4(a), 4(c), 4(d), 4(e) or 7(a) hereof.  The Parties agree that Executive received this Agreement and the Release on April 9, 2015.

(h)

Executive acknowledges and agrees that he is not entitled to any benefits under the Employment Agreement, this Agreement or otherwise except for the benefits expressly provided herein, and, without limiting the effect of the foregoing, Executive expressly acknowledges and agrees that he is not entitled to any payment under Section 4 (“Change in Control Termination Payment”), Section 7 (“Parachute Payment Cut-Back”) or Section 13(d) (“Integration; Additional Cash Payment”) of the Employment Agreement.

(i)

Executive acknowledges and agrees that Executive is considered a “specified employee” within the meaning of Section 409A as of the Termination Date. As a result, the payment of any amounts under this Section 3 that is considered deferred compensation subject to Section 409A and is to be paid on account of Executive’s separation from service shall be deferred, as required by Section 409A(a)(2)(B)(i) of the Code, for six (6) months after the Termination Date or, if earlier, Executive’s death (the “409A Deferral Period”). Any payments that otherwise would have been made during the 409A Deferral Period shall be paid in a lump sum on the first payroll date after the 409A Deferral Period expires, and the balance of any payments shall be made as described herein.  Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Code Section 409A.

4.	Protective Covenants.
(a)

Confidential Information and Trade Secrets.    During and as a consequence of Executive’s employment with the Company, the Parties acknowledge that the Company has disclosed to Executive for use in Executive’s employment, and that Executive has been provided access to and otherwise made use of, acquired, created, or added to certain valuable, confidential, proprietary, and/or secret information relating to the business of the Company (whether tangible or intangible, whether or not electronically kept or stored), including, but not limited to, customer reports and information,  designs, drawings, methods, systems, techniques, strategies, software, manuals, business and facility plans, processes, procedures, formulas, inventions, pricing policies, customer and prospect lists and contacts and requirements, contracts, sources and identity of vendors and contractors, non-public financial information and projections of customers and of the Company, price lists, personnel data, and other proprietary documents, materials, or information relating to the Company, its businesses, development, acquisition or investment prospects, services, and activities, or the manner in which the Company does business, all of which is valuable to the Company in conducting its business because the information is to be kept confidential and is not generally known to the Company’s competitors or to the general public (“Confidential Information”).

Confidential Information shall also include confidential information of third parties, clients, or prospective clients that has been provided to the Company and/or to Executive in conjunction with Executive’s employment, which information the Company is obligated to treat as confidential.  Confidential Information does not include information once it is voluntarily disclosed to the public by the Company, except where such public disclosure has been made by Executive without authorization from the Company, or which has been independently developed and disclosed by others, or which has otherwise entered the public domain through lawful means.

Executive acknowledges that all Confidential Information is the valuable, unique, and special asset of the Company and that the Company owns the sole and exclusive right, title, and interest in and to such Confidential Information.

(i)

To the extent that the Confidential Information rises to the level of a trade secret under applicable law, then Executive shall, for as long as the Confidential Information remains a trade secret (or for the maximum period of time otherwise allowed under applicable law), protect and maintain the confidentiality of these trade secrets and refrain from disclosing, copying, or using the trade secrets without the Company’s prior written consent,

(ii)

To the extent that the Confidential Information defined above does not rise to the level of a trade secret under applicable law, Executive shall, for so long as the Confidential Information remains confidential, protect and maintain the confidentiality of the Confidential Information and refrain from disclosing, copying, or using any Confidential Information without the Company’s prior written consent, except as necessary for the Company’s benefit in Executive’s providing assistance to the Company pursuant to Section 2 or 7(f) hereof.

(b)

Return of Property of the Company.   Upon termination of Executive’s employment by retirement or otherwise or at any time upon request of the Company, Executive agrees to immediately return to the Company all property of or relating to the Company, including, but not limited to, all documents, equipment, supplies, electronic files, client-related and other records, notes, materials, computer-generated or computer-retrievable data or other data, computer disks, software or other tangible or intangible things that may or may not relate to or otherwise comprise or contain Confidential Information (as defined above) or trade secrets (as defined by applicable law), that Executive created, used, possessed, had access to,  or maintained while working for the Company, from whatever source and whenever created, including all reproductions or excerpts thereof, all of which Executive acknowledges are property of the Company.  This provision does not apply to purely personal documents or possessions of Executive, but it does apply to business calendars, client lists, contact information, computer programs, cell phones, personal digital assistants, disks and their contents, and like items or information even though they may contain some personal matters of Executive.  Executive expressly agrees that the Company at any time upon request of the Company, may have access to and review any computer(s), smart phones, or similar equipment utilized by Executive at least in part for the Company business, whether owned by Executive or by the Company, to determine if there is any business-related information thereon, and the Company may require that any such information be deleted if it determines that such is in the best interests of the Company.

(c)

Non-Solicitation of Customers or Clients.  For a period of two (2) years following the date hereof, Executive agrees not to solicit, directly or by assisting others, any business from any of the Company’s customers or clients, including actively sought prospective customers or clients, with whom Executive has had material contact during Executive’s employment with the Company, for the purpose of providing products or services that are competitive with those provided by the Company.  Executive acknowledges that due to Executive’s relationship with the Company, Executive has developed special knowledge of and/or contacts and relationships with the Company’s customers and clients, and prospective customers and clients, and that it would be unfair and harmful to the legitimate business interests of the Company if Executive took advantage of these relationships in a Competitive Business.  As used in this paragraph, “material contact” means the contact between Executive and each customer or client or prospective customer or client (i)  with whom or which Executive dealt on behalf of the Company,  (ii)  whose dealings with the Company were coordinated or supervised by Executive, (iii)  about whom Executive obtained confidential information in the ordinary course of business as a result of Executive's association with the Company, or (iv)  who received products or services authorized by the Company, the sale or provision of which resulted in compensation, commissions, or earnings for Executive within two years prior to the date of Executive’s termination.

As used in this Agreement, a “Competitive Business” is a business (including, but not limited to, a business started by Executive) that engages in or provides any of the following activities, products or services related to the development, processing, production, manufacture, distribution or sales of any:  cryopreserved cardiac or vascular tissue; allograft heart valve replacement; biological glue for cardiac and vascular applications; powdered hemostat; protein hydrogel; or transmyorcardial revascularization.

(d)

Non-Piracy of Employees.  For a period of two (2) years following the date hereof, Executive covenants and agrees that Executive shall not, directly or indirectly, within the Territory defined below:  (a) solicit, recruit, or hire (or attempt to solicit, recruit, or hire) or otherwise assist anyone in soliciting, recruiting, or hiring, any employee of the Company who performed work for the Company within the last year of Executive’s employment with the Company, until that employee’s employment with the Company has been voluntarily or involuntarily terminated for at least six (6) months, or (b) otherwise encourage, solicit, or support any employee(s) to leave their employment with the Company. The provisions of this subsection (d) shall not apply to the solicitation, recruitment or hiring of any relative of Executive.

(e)

Non-Compete.  Executive acknowledges and agrees that Executive has served at the highest executive levels in the Company and otherwise performed the duties of a key employee on behalf of the Company.  Accordingly, Executive agrees that it is reasonable and appropriate for the protection of the Company’s legitimate business interests that Executive agree to the following limitation upon Executive’s ability to compete with the Company.  For a period of two (2) years following the date hereof, Executive agrees not to, directly or indirectly, compete with the Company in the Territory (as defined herein) (i) as a chief executive officer, president or chief operating officer with, or provide comparable level executive consultation to, any Competitive Business or (ii) as an investor or member of a group of investors in acquiring or attempting to acquire an interest in any Company Acquisition Prospect (as defined herein). As used herein, “Company Acquisition Prospect” shall mean any business that the Executive knows was considered by the Company as a candidate for acquisition during the twelve (12)-month period immediately preceding the Termination Date.  The “Territory” shall be defined to be that geographic area comprised of the United States of America, Japan (with respect to the biological glue business only), and the European Union; provided, however, that the Territory described herein is a good faith estimate of the geographic area that is applicable at the termination of Executive’s employment as the area in which the Company does or has done business during the portion of the term of Executive’s employment consisting of the two-year period immediately preceding the date hereof.  Executive acknowledges that the Company conducts its business within and throughout the Territory, that Executive has performed services for and on behalf of the Company within and throughout the Territory, and that this covenant (and the Territory) is a reasonable limitation on Executive’s ability to compete with the Company.

(f)

Acknowledgment.  It is understood and agreed by Executive that the parties have attempted to limit Executive’s right to engage in competitive activities only to the extent necessary to protect the Company’s legitimate business interests, including its trade secrets, confidential information, relationships with prospective or existing customers or clients, and its good will associated with the Company’s business, its geographic location, and its marketing and trade areas, and that the terms and provisions of this Section 4 are not intended to unreasonably restrict

Executive in the exercise of Executive’s skills or the disclosure of knowledge or information that does not rise to the level of a trade secret under applicable law or comprise Confidential Information or property of the Company.

It is further acknowledged that the purpose of these covenants and promises is to protect the Company’s investment in the overall development of its business and the good will of its customers, clients and vendors, and to protect and retain (and to prevent Executive from unfairly and to the detriment of the Company utilizing or taking advantage of) such business trade secrets and Confidential Information of the Company and those substantial contacts and relationships (including those with clients, vendors, and employees of the Company) from which Executive benefited while employed by the Company.

Executive acknowledges that these covenants and promises (and their respective time, geographic, and/or activity limitations) are reasonable and that the limitations are no greater than necessary to protect the Company’s legitimate business interests in light of Executive’s prior position with the Company and the Company’s business, and Executive agrees to strictly abide by the terms hereof.

(g)

Compliance; Consideration; Claw  Back.  Executive acknowledges and agrees that compliance with the covenants set forth herein is a precondition for Executive’s receipt and retention of the Severance Payment, the stock vesting rights, and other benefits provided herein, which Executive acknowledges and agrees constitute good and sufficient consideration for these covenants and this Agreement.  In the event the Company obtains a final, non-appealable judgment of a competent court declaring Executive to have breached one or more of the covenants contained in this Section 4, the Company shall have no further obligation to make any payments to Executive, and Executive shall repay to Company such portion of the Severance Payment and other payments already made to Executive hereunder as such court shall order.  Nothing contained herein shall limit the Company’s right to receive or recover any other relief or damages, whether based in law or equity, to which Company is entitled by virtue of Executive’s breach hereof.

(h)

Legality, Severability, and Modification.  The Parties covenant and agree that the provisions contained herein are reasonable and are not known or believed to be in violation of any federal, state, or local law, rule, or regulation.  It is the reasonable intent and expectation of the Parties that these protective covenants shall be enforced in accordance with their terms.  However, in the event a court of competent jurisdiction finds any provision herein (or subpart thereof) to be void or unenforceable, the Parties agree that the court shall modify the provision(s) (or subpart(s) thereof) to make the provision(s) (or subpart(s) thereof) and this Agreement valid and enforceable to the fullest extent permitted by applicable law.  Any illegal or unenforceable provision (or subpart thereof), or any modification by any court, shall not affect the remainder of this Agreement, which shall continue at all times to be valid and enforceable in accordance with its terms.

5.

Release by the Company.  Subject to Executive having signed the Release and it having become irrevocable, the Company, for itself and its affiliates, subsidiaries, predecessors, successors assigns, officers, directors, employees, and attorneys (the “Releasing Parties”), hereby releases Executive and his attorneys, heirs, administrators, executors, successors and assigns (the “Released Parties”) from any and all claims of any kind which the Releasing Parties, or any of them, now have or may have against the Released Parties, whether known or unknown to the Releasing Parties, or to any of them, in connection with, or in any way related to or arising out of, Executive’s employment by the Company, from the beginning of time to (and including) the date of execution of this Agreement; provided that such released claims shall not include any claim with respect to which (i) in the case of any civil action or proceeding, Executive did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, or (ii) in the case of any criminal action or proceeding, Executive had reasonable cause to believe his conduct was unlawful.

6.

D&O Insurance.  During such period as may be necessary under all applicable statutes of limitations, the Company shall keep in place a directors’ and officers’ liability insurance policy (or policies) providing coverage to Executive for claims relating to or arising out of his employment with the Company that is no less favorable than the policy covering other directors and senior officers of the Company from time to time.

7.	Miscellaneous.
(a)

Block Sales.  The Company and Executive agree to cooperate in the manner provided in this subsection if and when Executive desires to make any sale or series of sales within a ninety (90)-day period to or as a result of a bona fide offer from a 13D Purchaser (defined below) of an aggregate of 300,000 or more shares (or right to acquire  300,000 or more shares) of Company Common Stock (the “Common Stock”) (a “Block Sale”). Block Sales do not include Permitted Transactions as defined below. In the event Executive desires to conduct a Block Sale, Executive agrees to give written notice at least six (6) business days prior to any such Block Sale to the Company’s Chief Financial Officer of the number of shares he desires to sell (the “Offered Shares”), the name and address of the proposed purchaser, the proposed purchase price, and the time frame in which the Executive desires to complete such sale, together with a  copy of any writings describing or containing any terms of the proposed offer (the “Notice”). The Company agrees to notify Executive in writing within three (3) business days of its receipt of the Notice if Company desires to purchase the Offered Shares at the price and upon the terms as offered by the 13D Purchaser and presented in the Notice.  If the Company notifies Executive that it does desire to purchase the Offered Shares, the Parties shall consummate the sale and purchase of the Offered Shares within five (5) business days or such other time frame as is mutually agreeable to the Parties. If the Company does not offer to purchase the Offered Shares, the Company may, alternatively, offer to introduce the Executive to potential buyers who might desire to purchase the Offered Shares.  Any such purchase by a party introduced to Executive by the Company shall be permissible under this subsection.  If the Company does not purchase the Offered Shares as provided above, Executive shall have up to ten (10) business days thereafter in which to sell the Offered Shares to the 13D Purchaser upon the same (or substantially the same) terms and conditions described in the Notice without violating the provisions of this subsection.   The obligations set forth in this subsection shall expire on the eighteen (18) month anniversary of the date of this Agreement and do not apply to the following: (i) any testamentary transfers or gifts to Executive’s Immediate Family (defined below) or to any family partnership, trust or other entity of which Executive or a member of Executive’s Immediate Family is the sole beneficial owner or beneficiary, (ii) sales made to persons who would be eligible to file Schedule 13G under the Securities Exchange Act of 1934, as amended, if the transaction in question would bring such person’s beneficial ownership of Common Stock to more than five (5%) percent of the Company’s outstanding Common Stock, or (iii) transactions effected on the New York Stock Exchange or other public auction or electronic market.  As used herein, (i) a  “13D Purchaser” shall mean any person or group of persons acting in concert who, to the knowledge of Executive, has filed, intends to file or would be required to file a Schedule 13D under the Securities Exchange Act of 1934, as amended, if the purchase of the Offered Shares from Executive would bring such person’s beneficial ownership of Common Stock over five (5%) percent; and (ii) “Immediate Family” shall mean lineal descendant or antecedent, spouse (or spouse’s antecedents), father, mother, brother or sister (or their descendants), stepchild (or their antecedents or descendants), aunt or uncle (or their antecedents or descendants), brother-in-law or sister-in-law (or their antecedents or descendants) and shall include adoptive relationships.    The Parties further agree to take such actions as may be reasonable and necessary to effectuate the purpose and intent of this subsection and/or to comply with applicable securities laws and other applicable laws, rules and regulations.

(b)

Removal of Legend.  Upon the lapse of restrictions reflecting the “control share” status under Securities and Exchange Commission  Rule 144 of shares of Common Stock owned by Executive, which the Parties agree shall occur on July 9, 2015, the Company promptly shall, as applicable, either remove the notations on any such shares issued in book-entry form or deliver to Executive or Executive’s personal representative a stock certificate representing a number of shares of Common Stock, free of any such legend, equal to the number of shares with respect to which such restrictions have lapsed.  If certificates representing any of such shares shall have theretofore been delivered to Executive, such certificates shall be returned to the Company, together with any necessary signatures or instruments of transfer, prior to the issuance by the Company of such unlegended shares of Common Stock.  Executive acknowledges that a few days may be required for the Company’s trasnsfer agent to process the foregoing.

(c)

Defined Terms.  Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement. For the sake of clarity, references to “Section(s)” or “Article(s)” herein shall refer to the corresponding Sections or Articles of this Agreement and/or the Employment Agreement, as applicable.

(d)

Tax Matters.   Executive acknowledges that the Company shall deduct from any compensation (including, but not limited to, severance pay, vacation pay, vesting or exercise of equity awards and the like) payable to Executive or payable on his behalf under this Agreement all applicable federal, state, and local income and employment taxes and other taxes and withholdings required by law.  Executive further acknowledges that the Company makes no representations to Executive regarding the tax consequences of the benefits provided in the Agreement or the Employment Agreement and that the Company has no obligation to achieve any certain tax result for Executive.

(e)

Public Announcement.   The Company shall give Executive a reasonable opportunity to review and comment on any initial public announcement relating to this Agreement and shall, in good faith, consider any suggestions that Executive communicates to the Company with reasonable promptness after receiving a draft of any such announcement.   The Company reserves the right, in its sole discretion, to make the final decisions relating to such public announcement but will use reasonable efforts to agree with Executive on the content of the announcement.

(f)

Continuing Cooperation.   In addition to the obligations set forth in Section 2 and until the expiration of the applicable statute of limitations, Executive agrees to provide continuing cooperation to the Company in the defense of any asserted or unasserted claims, charges or lawsuits pending against it. Such cooperation shall include, but not be limited to, providing the Company with information, affidavits, deposition testimony or testimony as a witness in any forum; provided, however, that compliance with this Section 7(f) will (i) not be required if it would be materially adverse to Executive’s legal or business interests and (ii) not be enforced in such a way as to impose an undue burden upon Executive. Executive shall be entitled to reimbursement, upon receipt by the Company of suitable documentation, for all reasonable out-of-pocket expenses incurred by him in connection with providing such cooperation (including travel costs and reasonable legal fees to the extent Executive reasonably believes that separate representation is warranted and obtains the Company’s consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed), and Executive shall be entitled to an honorarium of $1,000 per diem in connection therewith.  Notwithstanding the foregoing, the provisions of this Section 7(f) with respect to reimbursement of expenses shall in no way affect Executive’s rights to be indemnified or advanced expenses in accordance with the Company’s articles of incorporation or by-laws or in accordance with this Agreement nor shall it affect or limit the Company’s rights to obtain information from Executive by way of subpoena or other legal process.

(g)

No Set-Off or Mitigation.   In no event shall Executive be obligated to seek other employment or take any other action to mitigate the amounts payable to Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be subject to set-off or counterclaim or be reduced by any compensation earned as a result of Executive’s employment by another employer.

(h)

Beneficiary.  If Executive dies before receiving all of the amounts payable to him in accordance with the terms and conditions of this Agreement, such amounts shall be paid to the beneficiary (“Beneficiary”) designated by Executive in writing to the Company during his lifetime, or if no such Beneficiary is designated, to Executive’s estate.  Executive may change his designation of Beneficiary or Beneficiaries at any time or from time to time without the consent of any prior Beneficiary, by submitting to the Company in writing a new designation of Beneficiary.

(i)

Governing Law; Jurisdiction; Venue.   This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia without regard to the conflicts of laws provisions of this State.  Executive hereby consents to, and waives any objection to, personal jurisdiction in any state or federal court sitting in Fulton County, Georgia, for the purpose of any action to enforce or challenge this Agreement, or recover damages for the breach thereof.  The Parties agree that any dispute arising from or relating to this Agreement, including, but not limited to, issues of breach, enforceability, or modification of covenants, shall be decided only in a state or federal court sitting in Fulton County, Georgia, which the Parties expressly agree shall be the exclusive venue for any such action.

(j)

Entire Agreement.   Except as otherwise provided herein, the Agreement contains the entire agreement of the Parties relating to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter, which shall have no further force or effect, including that certain Secrecy and Noncompete Agreement dated as of December 1, 1986, by and between Executive and the Company (the “Secrecy and Noncompete Agreement”) and the Employment Agreement, with the exception of those Sections of the Employment Agreement that have been integrated herein and Sections 4 and 5 of the Secrecy and Noncompete Agreement relating to Records and Employee Inventions which shall survive, and the Parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein.

(k)	Amendments. Subject to Section 4(h) above, no amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the Parties hereto.
(l)

No Waiver.   No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the Party against whom enforcement of the waiver is sought.  Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(m)

Assignment.   This Agreement shall not be assignable, in whole or in part, by either Party without the written consent of the other Party, except that the Company may, without the written consent of Executive, assign its rights and obligations under this Agreement to any corporation or other business entity (i) with which the Company may merge or consolidate or (ii) to which the Company may sell or transfer all or substantially all of its assets or capital stock.

(n)

Separate Representation.  Executive hereby acknowledges that he has sought and received independent advice from counsel of Executive’s own selection in connection with this Agreement and has not relied to any extent on any director, officer, or stockholder of, or counsel to, the Company in deciding to enter into this Agreement.

(o)

Notices.   Any notice hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, sent by reliable next-day courier, or sent by registered or certified mail, return receipt requested, postage prepaid, to the Party to receive such notice addressed as follows:

If to the Company:

CryoLife, Inc.

1655 Roberts Boulevard, N.W.

Kennesaw, GA  30144

Attention: Roger T. Weitkamp, Legal Counsel, Corporate and Securities

Facsimile:  (770) 590-3754

with a copy to:

Womble Carlyle Sandridge & Rice, LLP

One Wells Fargo Center

301 South College Street, Suite 3500

Charlotte, NC 28202-6025

Facsimile:  (704) 338-7823

Attention: Jane Jeffries Jones, Esq.

If to Executive:

Steven G. Anderson

3554 Fair Oaks Lane
Longboat Key, Florida 34228

with a copy to:

Rogers & Hardin LLP

2700 International Tower

229 Peachtree Street, N.E.

Atlanta, GA 30303-1601

Facsimile:  (404) 230-0938

Attention:  Steven E. Fox, Esq.

or addressed to such other address as may have been furnished to the sender by notice hereunder.  All notices shall be deemed given on the date on which delivered if delivered by hand or on the date sent if sent by overnight courier or certified mail, except that notice of change of address will be effective only upon receipt by the other Party.

(p)

Counterparts.  This Agreement may be executed in any number of counterparts, and such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument.  A signed counterpart which is transmitted to a Party by electronic means shall be deemed to be an original signature for all purposes.

(q)

Severability.  Subject to Section 4 hereof, to the extent that any portion of any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

(r)

Captions and Headings.   The captions and paragraph headings used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

(s)

Binding Agreement.  This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Executive upon Executive’s death, and (b) any successor of the Company.  Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes.  As used in this subsection (s),  “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

(t)

Legal Fees.  The Company shall reimburse Executive for such portion of his reasonable legal fees and other costs and expenses as the court may order and which Executive may reasonably incur as a result of any contest or dispute by the Company or Executive with respect to any liability under, or the interpretation of the validity or enforceability of, any provision of this Agreement or the Release (including, without limitation, as a result of any contest or dispute concerning the amount of any payment due Executive hereunder), but only in the event and to the extent that (i) Executive receives a final, non-appealable judgment in his favor in any such action or receives a final judgment in his favor that has not been appealed by the Company within thirty (30) days of the date of such judgment, or (ii) the Parties agree to dismiss any such action upon payment of all (or substantially all) sums allegedly due Executive or upon substantial performance of the covenants by the Company allegedly breached by it.

(u)

Non-Admission of Liability.  Executive and the Company each acknowledge that this Agreement is not and shall not be deemed an admission by the Company or Executive of any violation or breach of any contract, statute, regulation or law, or of any wrongdoing of any kind by Executive or the Company.

(v)

Further Assurances.  Each Party agrees (i) to furnish, upon request, to the other Party such additional information, (ii) to execute and to deliver to the other Party such other documents, and (iii) to perform such other acts and do such other things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and any transactions contemplated hereby.

[Signature page immediately following]

IN WITNESS WHEREOF, Executive and the Company have executed this Separation Agreement as of the date first above written.

CRYOLIFE, INC.

By /s/ Ronald C. Elkins

Ronald C. Elkins, M.D.

Director and Chairman,

Compensation Committee of the Board of Directors

/s/ Steven G. Anderson

STEVEN G. ANDERSON

[Signature Page to Separation Agreement]

EXHIBIT A

RELEASE OF CLAIMS

This Release of Claims (“Agreement”) is made and entered into by and between CryoLife, Inc. (the “Company”) and Steven G. Anderson (the “Executive”).

BACKGROUND

A.The Company and Executive are parties to a Separation Agreement that, among its terms, provides that the Company will pay Executive certain individually tailored severance benefits and provide benefits related to Executive’s equity and equity-based compensation (collectively, the “Severance Benefits”) in connection with the termination of Executive’s employment thereunder (the “Separation Agreement”).

B.Under the Separation Agreement, the Company is not obligated to provide the Severance Benefits unless Executive has signed a release of claims in favor of the Company. The parties intend this Agreement to be that release of claims.

NOW, THEREFORE, based on the foregoing and the terms and conditions below, the Company and Executive, desiring to amicably resolve any and all existing and potential disputes between them as of the date each executes this Agreement, and in consideration of the obligations and undertakings set forth below and intending to be legally bound, agree as follows.

1.Company’s Obligations.  In return for “Executive’s Obligations” (as described in Section 2 below), and provided that Executive signs this Agreement and does not exercise Executive’s rights to revoke or rescind Executive’s waivers of certain discrimination claims (as described in Section 4 below), the Company will provide to Executive the Severance Benefits.

2.Executive’s Obligations.  In return for the Company’s Obligations in Section 1 above, Executive knowingly and voluntarily agrees to the following:

(a)Subject expressly to Section 2(c) hereof, Executive hereby fully, finally and forever releases, waives, and discharges, to the maximum extent that the law permits, any and all legal, equitable and administrative claims, actions, causes of action, suits, debts, accounts, judgments and demands (collectively, “Claims”) against the Company or any of its direct or indirect subsidiaries or affiliates that Executive has through the date on which Executive signs this Agreement. This full and final release, waiver, and discharge extends to all and each of every legal, equitable and administrative Claim(s) of any kind or nature whatsoever, including, without limitation, the following:

(i)All Claims that Executive has now, whether Executive now knows about or suspects such Claims;

(ii)All Claims for attorney’s fees;

(iii)All rights and claims of age discrimination and retaliation under the Age Discrimination in Employment Act (“ADEA”), as amended by the Older Workers Benefit Protection Act of 1990 (“OWBPA”); and discrimination and retaliation claims of any  kind or nature whatsoever under federal, state, or local law, including, for example, claims of discrimination and retaliation under Title VII of the Civil Rights Act of 1964, and the Americans With Disabilities Act (“ADA”);

(iv)All Claims arising out of Executive’s employment and Executive’s separation from employment with the Company, including, for example, any alleged breach of contract, breach of implied contract, wrongful or illegal termination, defamation, invasion of privacy, fraud, promissory estoppel, and infliction of emotional distress;

(v)All Claims for any other compensation, including vacation pay, other paid time off, severance pay, other severance benefits, incentive opportunity pay, other grants of incentive compensation, grants of stock, stock options and other equity awards;

(vi)All Claims under the Employee Retirement Security Act of 1974, as amended (“ERISA”); and

(vii)All Claims for any other alleged unlawful employment practices arising out of or relating to Executive’s employment or separation from employment with the Company.

(b)Executive will not commence any civil actions against the Company except as necessary to enforce its obligations under this Agreement and the Separation Agreement.  The Severance Benefits that Executive is receiving in the Separation Agreement have a value that is greater than anything to which Executive is entitled, and Executive acknowledges that this Agreement is supported by good, valuable, and sufficient consideration to make it enforceable in all respects.   Other than what Executive is receiving in the Separation Agreement, the Company owes Executive nothing else in return for Executive’s Obligations.

(c)Notwithstanding anything to the contrary in this Agreement or in the Separation Agreement, the Company shall not be released or discharged hereunder with respect to any Claim that Executive has or may have under, or in connection with, the Separation Agreement.

3.Certain Definitions.   For purposes of Section 2, “Executive” means Steven G. Anderson and any person or entity that has or obtains any legal rights or claims through Steven G. Anderson. Further, the “Company” means CryoLife, Inc. and any parent, subsidiary, and affiliated organization or entity in the present or past related to CryoLife, Inc., and any past and present officers, directors, members, attorneys, employees, agents, insurers, successors, transferees and assigns of, and any person who acted on behalf of or at the instruction of, CryoLife, Inc.

4.Executive’s Rights to Counsel, Consider, Revoke and Rescind.

(a)The Company hereby advises Executive to consult with an attorney prior to signing this Agreement.

(b)Executive further understands that Executive has 21 days to consider Executive’s release of rights and claims of age discrimination under the ADEA and OWBPA, beginning the date on which Executive receives this Agreement.  Executive agrees that he was provided this Agreement on April 9, 2015 for consideration.  If Executive signs this Agreement, Executive understands that Executive is entitled to revoke Executive’s release of any rights or claims under the ADEA and OWBPA within seven days after Executive has executed it, and Executive’s release of any rights or claims under the ADEA and OWBPA will not become effective or enforceable until the seven-day period has expired.  To revoke such release, Executive must put the rescission in writing and deliver it to the Company by hand or mail within the seven day period. If Executive delivers the rescission by mail it must be: (i) Postmarked within 7 calendar days after the date on which Executive signs this Agreement; (ii) addressed to the Company, c/o Roger Weitkamp, Legal Counsel, Corporate and Securities, 1655 Roberts Boulevard, N.W., Kennesaw, Georgia 30144; and (iii) sent by certified mail return receipt requested.

If Executive revokes or rescinds Executive’s waivers of discrimination claims as provided above, Executive shall not be entitled to receive the Severance Benefits.

5.Non-Admission.   The Company and Executive enter into this Agreement expressly disavowing fault, liability and wrongdoing, liability at all times having been denied. Neither this Agreement, nor anything contained in it, will be construed as an admission by either of them of any liability, wrongdoing or unlawful conduct whatsoever.  If this Agreement is not executed, no term of this Agreement will be deemed an admission by either party of any right that he/it may have with or against the other.

6.No Oral Modification or Waiver.   This Agreement may not be changed orally. No breach of any provision hereof can be waived by either party unless in writing.  Waiver of any one breach by a party will not be deemed to be a waiver of any other breach of the same or any other provision hereof.

7. Governing Law; Jurisdiction; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia without regard to the conflicts of laws provisions of this State.  Executive hereby consents to, and waives any objection to, personal jurisdiction in any state or federal court sitting in Fulton County, Georgia, for the purpose of any action to enforce or challenge this Agreement, or recover damages for the breach thereof.  The parties agree that any dispute arising from or relating to this Agreement, including but not limited to, issues of breach, enforceability, or modification of covenants, shall be decided only in a state or federal court sitting in Fulton County, Georgia, which the parties expressly agree shall be the exclusive venue for any such action.

8.Counterparts.   This Agreement may be executed in any number of counterparts, and each such counterpart will be deemed to be an original instrument, and all such counterparts together will constitute but one agreement.

9.Agreement Freely Entered Into.   Executive and the Company have voluntarily and free from coercion entered into this Agreement. Each has read this Agreement carefully and understands all of its terms, and has had the opportunity to discuss this Agreement with his/its own attorney prior to its execution.  In agreeing to sign this Agreement, neither party has relied on any statements or explanations made by the other party, their respective agents or attorneys except as set forth in this Agreement.  Both parties agree to abide by this Agreement.

IN WITNESS WHEREOF, Executive and the Company have executed this Release of Claims on the dates set forth below.

Dated: April 9, 2015	/s/ Steven G. Anderson STEVEN G. ANDERSON
Dated: April 9, 2015	CRYOLIFE, INC. By: /s/ Ronald C. Elkins Ronald C. Elkins, M.D. Director and Chairman, Compensation Committee of the Board of Directors

[Signature Page to Release of Claims]